Exhibit 10.1

AMENDED AND RESTATED MATERIAL TRANSFER AND RESEARCH AGREEMENT

This Amended and Restated Material Transfer and Research Agreement (“Agreement”) is made as of September 20, 2023 (“Effective Date”), by and between AIM IMMUNOTECH, INC., a Delaware Corporation with a principal place of business located at 2117 SW Highway 484, Ocala, Florida 34473 (“AIM”), and Roswell Park Cancer Institute CORPORATION d/b/a roswell park comprehensive cancer centeR, a New York public benefit corporation with a principal place of business located at Elm and Carlton Streets, Buffalo, NY 14263 (“Institute”). AIM and Institute shall be referred to individually as a “party” and together as the “parties.”

WHEREAS, Institute wishes to receive Confidential Information pertaining to AIM’s inventions and knowhow and also receive AIM’s drug Ampligen® (Rintatolimod), at AIM’s expense, solely for purposes of conducting the Research Projects (hereinafter defined), and

WHEREAS, AIM is willing to provide Confidential Information and Ampligen® to Institute solely for purposes of conducting the Research Projects, subject to and in accordance with the terms and conditions herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements and undertakings herein set forth, Institute and AIM hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms will have the following meanings:

1.1 “Confidential Information” means any confidential or proprietary information, knowledge, intellectual property, pre-clinical and clinical information or data, technical and/or non-technical material or property, relating to RNA pharmaceutical products and technologies, including but not limited to double stranded RNA compounds and in particular the double stranded RNA compound trademarked Ampligen® provided under this Agreement. A party disclosing Confidential Information shall be a “disclosing party” and a party receiving same shall be a “receiving party.”

1.2 The “Research Projects” means the clinical studies described in the Exhibit A attached hereto and incorporated herein, to be conducted by Institute utilizing material support from AIM, including (1) AIM Confidential Information, such as optimal dosage and delivery methods, and (2) Ampligen®. The Research Projects may also be funded by various entities independent of AIM, such as the National Institutes of Health, foundations, Department of Defense, or University support, etc. The Parties agree that each Research Project described in Exhibit A is individually severable and Exhibit A may not be modified unless agreed to in writing by AIM.

2. PROVIDING OF MATERIAL, CONFIDENTIAL INFORMATION, AND PERFORMANCE OF THE RESEARCH PROJECT.

2.1 AIM shall provide to Institute Ampligen®, as reasonably requested by Institute from time to time and as reasonably available from AIM, for purposes of each Research Project in Exhibit A, which shall be used by Institute solely for the purpose of conducting each Research Project. AIM will not provide additional Ampligen® if (1) any Research Project in Exhibit A are amended without AIM’s approval, or amended to require additional amounts of Ampligen® beyond what is stated in Exhibit A; (2) any Ampligen® is transferred from one Research Project in Exhibit A to another Research Project in Exhibit A; (3) any Ampligen® is used for any purpose not related to a Research Project in Exhibit A.

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2.2 At the termination of this Agreement, Institute will (1) return any unused Ampligen® at Institute’s expense if requested by AIM, or (2) destroy and dispose of any unused Ampligen® at Institute’s expense.

2.3 The Ampligen® delivered pursuant to this Agreement shall not be sold, distributed or otherwise made available by the Institute to any other party for any other purpose without the written consent of AIM. Ampligen® provided for one Research Project in Exhibit A shall not be transferred to a different project without consultation and written approval from AIM.

2.4 Institute will not bill any third parties for any Ampligen® that is supplied by AIM under this Agreement.

2.5 The Parties acknowledge that Ampligen® is being provided “as is,” without any warranties or representations of any sort, express or implied, including without limitation warranties of merchantability and fitness for a particular use. AIM makes no representation and provides no warranty that the use of Ampligen® in the Research Project will not infringe any patent or other proprietary right of third parties.

2.6 In no event shall Institute attempt to (i) reverse engineer or determine in any way the chemical or biological structure of Ampligen®; (ii) determine the distribution and size of Ampligen®; or (iii) conduct research on Ampligen® which is not specified in the Research Project.

2.7 The parties shall provide to each other such Confidential Information as is necessary for purposes of the Research Projects.

2.8 The parties will utilize the Confidential Information exchanged solely for the purposes of conducting the Research Projects.

2.9 Institute will promptly and diligently pursue the Research Projects in a scientific manner, documenting in reproducible form the work performed and results achieved in pursuing the Research Projects.

3. INTELLECTUAL PROPERTY.

3.1 For the purposes of this Agreement, “Pre-existing Property” of a party means all intellectual property belonging to that party prior to the execution of this Agreement. For the avoidance of doubt, this Agreement shall not be deemed or construed to convey, transfer, or license any Pre-existing Property rights of one party to the other, other than the limited rights necessary to permit Institute to conduct the Research Projects only during the term of this Agreement. The Pre-existing Property of each party shall remain the separate property of that party and nothing contained in this Agreement shall be deemed to grant, either directly or by implication, estoppel or otherwise, any license for any Pre-existing Property such as patents, patent applications, trademarks, trade secrets, or other proprietary interests, to the other party. Each party is free to perform any transaction such as negotiate, license, buy, sell, or prosecute before patent offices worldwide, of any Pre-existing Property without consent of and accounting to the other.

3.2 Institute understands and acknowledges that Ampligen® is the Pre-existing Property of AIM. AIM Pre-existing Property includes, at least, all rights to Ampligen®, including, at least (1) patent rights in issued patents assigned to AIM or licensed to AIM, (2) patent rights in patents that may be issued from any pending patent applications or provisional patent applications assigned to AIM or licensed to AIM, (3) provisional patent rights in any pending patent applications in the U.S. and worldwide, (4) trade secrets, and (5) trademarks and trademarks that may be issued in pending trademark applications including, at least, the trademark Ampligen®.

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3.3 Ownership of and title to all trademarks, patents and other intellectual property rights in all inventions, discoveries, and other intellectual property made during the performance of the Research Projects under this Agreement (“Inventions”) shall follow inventorship under U.S. patent law. Notwithstanding U.S. patent law any preexisting intellectual property, as set forth in 3.1 and 3.2 above, including trade secrets owned by AIM will continue to be owned by AIM. Inventions made solely by Institute shall be owned solely by the Institute (“Institute Inventions”). Inventions made solely by AIM shall be owned solely by AIM. Inventions made by both parties shall be owned jointly. Institute shall grant to AIM a non-exclusive, fully paid up right to use Institute Inventions for (i) internal research, development and regulatory purposes. Additionally, the Institute shall grant a time limited exclusive right for a period of one hundred eighty (180) days to negotiate a commercial, royalty bearing license for each Institute Invention under terms to be negotiated in good faith. If the parties fail to enter into license for the commercial use of an Institution Invention after said one hundred eighty (180) day negotiation period, then Institute shall have no further obligation to AIM regarding the Institute Invention. AIM agrees to indemnify and hold harmless the Institute against any claim or loss that results from AIM use of data or licenses granted under this Agreement. The provisions of this Article 3 shall survive any termination or expiry of this Agreement.

4. CONFIDENTIALITY.

4.1 The parties will employ the same degree of care to keep all Confidential Information confidential as they employ with respect to their own information of like importance, which shall not constitute less than a reasonable standard of care, and will not use any Confidential Information except for the express purposes of this Agreement and will not disclose any Confidential Information received from the other party to any third party, except to consultants (employees are not third parties as this is a Institute agreement) who are entitled to know such Confidential Information for the purposes of carrying out the object of this Agreement, and who are obligated to abide by all of the provisions of this Agreement. Nothing in this paragraph shall prevent a disclosing party from disclosing or using its own Confidential Information as it wishes.

4.2 All Confidential Information shall remain the property of the disclosing party. Upon the written request of a disclosing party or upon termination or expiration of this Agreement, all tangible Confidential Information received from the disclosing party (including all copies thereof and samples) shall be promptly returned to the disclosing party; provided that the receiving party may retain one (1) copy of such tangible Confidential Information in a secure location for purposes of identifying its obligations under this Agreement.

4.3 The obligations of confidentiality and non-use set forth in this Article 4 of this Agreement shall not apply to any portion of the Confidential Information that:

(a)	is or becomes public or available to the general public without being wrongfully obtained or through breach of Agreement or is developed independently of Confidential Information received from the disclosing party; or
(b)	was known to and evidenced by the receiving party’s written records prepared prior to the date of this Agreement; or
(c)	is properly obtained by the receiving party from a third party with a valid legal right to disclose such Confidential Information and such third party is not under a confidentiality obligation to the disclosing party; or
(d)	is released by the disclosing party to a third party without restriction.

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4.4 In the event that a receiving party is requested or required (by deposition, interrogatories, request for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, the receiving party shall provide the disclosing party with prompt written notice of any such request or requirement so the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Confidentiality Agreement. If, in the absence of a protective order or other remedy or the receipt of a signed written waiver, the receiving party or its representatives are nonetheless, in the written opinion of their counsel, legally compelled to disclose Confidential Information to any governmental or regulatory body or else stand liable for contempt or suffer such other censure or penalty, receiving party may, without liability hereunder, disclose to such body only that portion of the Confidential Information which such counsel advises the receiving party is legally required to be disclosed, provided that the receiving party exercised efforts to allow the disclosing party to use its reasonable efforts to preserve the confidentiality of the Confidential Information.

4.5 Nothing in this Agreement shall be construed as giving a receiving party any right, title, interest in or ownership of the Confidential Information.

4.6 The provisions of this Article 4 shall survive any termination or expiry of this Agreement for a period of five (5) years.

5. DISCLOSURE.

5.1 Institute shall, on a semi-annual basis, provide information in writing to AIM regarding the progress, status and the available (only confirmed and properly curated, while avoiding any dissemination of unconfirmed evidence which may not be precise), preliminary results of the Research Projects, including the available (normally collected for the purposes of the Institute) efficacy and safety data (no additional data collection will be performed and no additional data analysis and curation will be performed); and in addition any reports related to the Research Projects submitted to any IRB or the FDA. The parties acknowledge and agree that such information and results: (i) are preliminary findings and may be subject to revision as a result of patients’ follow up and complete data curation; (ii) shall be deemed Confidential Information of Institute and, notwithstanding anything to the contrary herein, shall not be disclosed, published, or otherwise made publicly available by AIM until so made by Institute; (iii) are provided without warranty of any type; and (iv) Institute shall not be liable to AIM in any way for its use of such information and results.

5.2 If requested by AIM, Institute Principal Investigator(s) will confirm within a reasonable period of time any oral progress reports with follow-up summary written reports. Principal Investigator(s) will provide AIM with a final written report within sixty (60) days after the conclusion of each study described in the Exhibit(s) section. The written reports will include descriptions of the methods used and results obtained together with any other pertinent findings from the Project.

5.3 During and for a period of at least two (2) years after the completion of the Research Project, AIM shall promptly (or in a timely manner appropriate to the level of risk) report to the Research Project participants any information that could directly affect the health or safety of past or current Research Project participants or influence the conduct of study, including but not limited to the results and information in site monitoring reports. In each case, the Institute and Principal Investigator shall be free to communicate these findings to each Research Project participant and the IRB.

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6. INDEMNIFICATION.

6.1 Research Project Participant Injury. Institute will offer, and if accepted, provide necessary emergency medical treatment to Research Project participants who suffer adverse reaction or injury during participation in the Research Project. AIM will reimburse Institute for providing such medical treatment, to the extent the adverse reaction, treatment of any injury or illness directly related to the Ampligen®, but only to the extent that such illness or injury is not due to (i) any other drug or treatment that the Research Project participant is receiving, which includes commonly recognized side effects of such other drug or treatment; (ii) the normal progression of the disease; or (iii) the negligence or malfeasance of the Research Project participant or the failure of any one or more of them to comply with good clinical practice, the protocol, or any applicable law or regulation. AIM will not reimburse the Institute to the extent that any illness/injury is due to the negligence of the Institute, including improper administration of the drug.

6.2 Indemnification. AIM shall indemnify, defend and hold harmless Institute, its trustees, directors, officers, employees (collectively, the “Institute Indemnitees”) against any third party claims, including reasonable attorney’s fees for defending those claims (each, a “ Claim”), to the extent a Claim arises out of any side effect, adverse reaction, illness or injury occurring to any Research Project participant as a direct result of the proper use of the Ampligen® in the Research Project. The foregoing indemnity will not apply to the extent (i) a Claim arises out of or relates to the Institution’s negligence or willful misconduct; (ii) failure to adhere to any written instructions from AIM or its designee. The Institute will indemnify, defend and hold harmless AIM where the aforementioned (i) and/or (ii) are the grounds for Institution’s liability.

7. TERMINATION.

This Agreement shall terminate upon the earlier of (a) the completion of the Research Project, (b) the written agreement signed by authorized representatives of the parties, or (c) three (3) years from the Effective Date.

8. MISCELLANEOUS.

8.1 Notices. All notices required or permitted to be given under this Agreement will be given in writing and will be effective when either personally delivered (including delivery by Fedex or other courier), or when sent by facsimile, addressed as follows:

To Institute:

Clinical Research Services

Elm & Carlton Streets

Buffalo, NY 14263

Attn: Dr. Pawel Kalinski

To AIM:

David R. Strayer, MD

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala, FL 34473

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Or such other address as either party may hereinafter specify by written notice to the other under this Section 8.1. Such notices and communications will be deemed effective on the date of personal delivery or upon confirmed answer back by facsimile.

8.2 Entire Agreement; Amendment and Waivers. This Agreement is the entire agreement between Institute and AIM with respect to the specific subject matter hereof. This Agreement may not be modified, amended or terminated, nor may any term hereof be waived, except by an instrument in writing, signed by authorized representatives of both Institute and AIM.

8.3 Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, is held by a court of competent jurisdiction to be invalid, unenforceable, or void, as written, in whole or in part, such provision will be deemed to be amended to the extent necessary to be enforceable and applied by such court in the broadest possible manner, consistent with enforceability, and the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances will remain in full force and effect.

8.4 Assignment; Binding Effect. This Agreement may not be assigned, nor may any of the rights or obligations be delegated, without the prior approval of both parties.

8.5 Remedies. The parties agree that in the event of any breach or threatened breach of any of the covenants herein, the damage or imminent damage to the value and the goodwill of a party may be irreparable and extremely difficult to estimate, making any remedy extremely difficult to estimate, and/or making any remedy at law or in damages inadequate. Accordingly, the parties agree that they will be entitled to seek injunctive relief against the other party in the event of any breach of any such terms of this Agreement, in addition to any other relief (including damages) available under this Agreement or under law.

8.6 Governing Law. The validity, interpretation, enforceability, and performance of this Agreement will be governed by and construed in accordance with the laws of the State of New York, U.S.A. without regard to the application of conflict laws.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AIM IMMUNOTECH, Inc.

By:	/s/ Thomas K Equels	Date:	September 28, 2023
Name:	Thomas K Equels
Title:	Chief Executive Officer

Roswell Park Cancer Institute CORPORATION

d/b/a roswell park comprehensive cancer center

By:	/s/ Michael B. Sexton	Date:	September 27, 2023
Name:	Michael B. Sexton, Esq.
Title:	Senior Vice President & Chief Legal Officer

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Exhibit A

PI	Study Number	ClinicalTrial.gov Identifier	Description
Puzanov - Kalinski	I 82419	NCT04093323	A Phase II Study of Type-1 Polarized Dendritic Cell (αDC1) Vaccine in Combination with Tumor-Selective Chemokine Modulation (CMK: Interferon Alpha-2b, Rintatolimod (Ampligen®), and Celecoxib) in Melanoma Patients with Primary PD-1/PD-L1 Resistance

Chatta - Kalinski	I 77318	NCT03899987	Randomized Phase 2 Study: Neoadjuvant Conditioning of Prostate Cancer Tumor Microenvironment using a Novel Rintatolimod (Ampligen®) based Chemokine-modulating Regimen

Gandhi- Kalinski	I 3010822	NCT05756166	Rintatolimod, Celecoxib and Interferon Alpha 2b With Pembrolizumab For the Treatment of Patients With Metastatic or Unresectable Triple Negative Breast Cancer

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